Exhibit 99.1

PRESS RELEASE

Mauricio Gutierrez Named Interim CEO of NRG Yield; John Chlebowski Assumes Role of Chairman of the Board

PRINCETON, NJ — December 4, 2015 — NRG Yield, Inc. (NYSE:NYLD, NYLD.A) announced today that following the announcement that David Crane has stepped down as President and Chief Executive Officer of NRG Energy, Inc. (NYSE: NRG), the Board of Directors of NRG Yield has acted to replace Mr. Crane as Chairman, President and Chief Executive Officer of NRG Yield.

The Board has named Mauricio Gutierrez interim President and Chief Executive Officer of NRG Yield, effective immediately. Mr. Gutierrez currently serves as a Director of NRG Yield and has served as the Chief Operating Officer of NRG Yield since the initial public offering in July 2013. Mr. Gutierrez was recently named President and Chief Executive Officer of NRG Energy, where he previously served as Chief Operating Officer since July 2010 and in various roles since August 2004. During this interim period, the Board of Directors will evaluate the optimal replacement for this position as a result of Mr. Crane’s departure.

John Chlebowski will assume the role of Chairman of the Board during the interim CEO evaluation process. Mr. Chlebowski has served as Lead Independent Director of NRG Yield since its initial public offering in July 2013 and previously served on the Board of Directors of NRG Energy since its emergence from bankruptcy in 2003. During his tenure at NRG Energy, he served on numerous committees of the board and chaired both the audit and compensation committees.

About NYLD

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit nrgyield.com for more information.

###

Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527